UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: October 22, 2012

(Date of earliest event reported)

IDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1925 W. Field Court

Lake Forest, Illinois 60045

(Address of principal executive offices, including zip code)

(847) 498-7070

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

On October 22, 2012, IDEX Corporation (the “Company”) issued a press release announcing financial results for the period ended September 30, 2012.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report furnished pursuant to Item 2.02 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. This information shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.

Item 8.01 – Other Events.

On October 22, 2012, the Company’s Board of Directors authorized the repurchase of an additional $200 million of IDEX’s outstanding common shares. The increased repurchase authorization, when added to the approximately $50 million that remains available from the existing authorization approved by the Board of Directors in December 2011, provides the Company with a total authorized repurchase availability of $250 million.

The repurchases will be made from time to time in either open market transactions or in privately negotiated transactions. Repurchases may also be made under 10b5-1 plans, which would permit shares to be repurchased through pre-determined criteria when the Company would otherwise be prohibited from doing so under insider trading laws. The timing, volume and nature of share repurchases will be at the discretion of management, dependent on market conditions, other priorities of cash investment, applicable securities laws and other factors. This share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated October 22, 2012 announcing IDEX Corporation’s quarterly operating results and additional share repurchase plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

By:	/s/ Heath A. Mitts
Heath A. Mitts
Vice President and Chief Financial Officer

October 23, 2012

Exhibit Index

Exhibit Number	Description

99.1	Press release dated October 22, 2012 announcing IDEX Corporation’s quarterly operating results and additional share repurchase plan